Exhibit 99.1

Cubic Reports Third Quarter Fiscal Year 2017 Financial Results

•	Sales of $361.9 million for the quarter and $1.040 billion for the nine-month period.
•	Net loss of $22.0 million or $0.81 per share for the quarter and net loss of $24.4 million, or $0.90 per share for the nine-month period.
•	Adjusted EBITDA(1) of $18.5 million for the quarter and $55.4 million for the nine-month period.
•	Total backlog of $2.632 billion as of June 30, 2017.

San Diego — August 3, 2017 — Cubic Corporation (NYSE: CUB) today announced its financial results for the quarter and nine months ended June 30, 2017.

“This quarter we continued our investments in the future of our transportation business. We also delivered strong growth in our C4ISR business that has been the focus of our M&A growth in recent quarters. Overall, we expect very good organic growth in the near term”, said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation. “Our strategy has been validated by a number of recent contract wins and awards.”

Financial Results Comparison

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in millions)
Sales	$1,040.3	$1,055.1	$361.9	$375.2
Operating income (loss)	$(7.9)	$(3.3)	$(1.7)	$13.9
Adjusted EBITDA (1)	$55.4	$82.3	$18.5	$40.7
Net income (loss)	$(24.4)	$9.2	$(22.0)	$4.5
EPS	$(0.90)	$0.34	$(0.81)	$0.17

Acquisition-related costs (excluding amortization) (2)	$(0.8)	$27.6	$(1.5)	$3.7
Strategic and IT system resource planning expenses (2)	$23.6	$24.4	$8.9	$8.5
Depreciation and amortization expense	$38.2	$31.9	$12.4	$13.0
Research and development expense	$38.8	$18.1	$16.9	$8.5
Income tax provision (benefit)	$5.7	$(20.3)	$17.8	$4.4

Sales for the third quarter and first nine months of fiscal 2017 would have been $5.4 million higher and $20.3 million higher, respectively, absent the negative impact from changes in foreign currency rates compared to last year. Sales from recent acquisitions for the third quarter of fiscal 2017 were $28.4 million compared to $14.3 million for the third quarter last year,  and $69.2 million for the first nine months of fiscal 2017 compared to $28.0 million for the first nine months last year.  Sales were lower on decreased transportation system development contracts in North America and Australia, but increased due to an $8.0 million gain recognized by Cubic Global Defense Systems (CGD Systems) in the third quarter of this year related to the approval of a contract adjustment with the U.S. Navy.

The operating loss for the third quarter and increase in the operating loss for the first nine months of fiscal 2017 were primarily driven by significant acceleration of investment in research & development (R&D) activity and bid preparation expense, particularly in the transportation business, and losses on a market-entry contract in the road tolling industry. The operating losses for the quarter and nine month period were partially offset by the $8.0 million gain noted above related a contract adjustment approved by the U.S. Navy. The increase in the operating loss for the first nine months of the fiscal year was also partially offset by a reduction in general and administrative expenses that was primarily attributable to a decrease in acquisition-related expenses from acquired businesses.

The decreases in Adjusted EBITDA(1) for the third quarter and first nine months of the year are primarily attributable to the same matters noted above that impacted operating losses, with the exception of the change in acquisition-related expenses, as acquisition-related expenses are excluded from the calculation of Adjusted EBITDA(1). The change in net income was primarily caused by the change in operating losses described above, by an increase in interest expense, and a change in the effective tax rate, which was principally due to the use of a different method for calculating income tax expense adopted in the third quarter of fiscal 2017. For the three month period ended June 30, 2017, a cumulative adjustment of $20.1 million was recorded in order to use a blend of the discrete effective tax rate method and the estimated annual effective tax rate method to calculate income tax expense. Management’s best estimate is that the effective tax rate for the fourth quarter should be considerably below the U.S. statutory rate of 35 percent.

(1)	EBITDA and Adjusted EBITDA are non-GAAP financial measures - see the section titled “Use of Non-GAAP Financial Information” for additional information regarding these non-GAAP financial measures.
(2)	See the section below titled “Use of Non-GAAP Financial Information” for a description of the composition of these items

Reportable Segment Results

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in millions)
Sales:
Cubic Transportation Systems	$407.9	$430.5	$136.4	$156.0
Cubic Global Defense Systems	350.7	331.3	129.8	119.0
Cubic Global Defense Services	281.7	293.3	95.7	100.2
Total sales	$1,040.3	$1,055.1	$361.9	$375.2

Operating income (loss):
Cubic Transportation Systems	$16.6	$43.9	$(0.9)	$20.5
Cubic Global Defense Systems	4.0	(23.7)	8.9	0.9
Cubic Global Defense Services	4.8	9.3	3.2	4.8
Unallocated corporate expenses	(33.3)	(32.8)	(12.9)	(12.3)
Total operating income (loss)	$(7.9)	$(3.3)	$(1.7)	$13.9

Cubic Transportation Systems (CTS) sales for the quarter were lower primarily due to the adverse impacts of foreign currency exchange rates and decreased system development work on contracts in North America and Australia. CTS sales for the first nine months of the fiscal year were lower due to foreign currency exchange rates. CTS operating income was lower due to increases in bid preparation and R&D expenditures, including $3.0 million and $6.4 million of costs incurred in the third quarter and first nine months of fiscal 2017, respectively, for the development of advanced technologies that will be used on a major transportation contract that is expected to be awarded later in fiscal 2017. Operating income for the third quarter and first nine months of fiscal 2017 also decreased due to the adverse impacts of foreign currency exchange rates, a cost increase on a  U.K. service contract and losses on a market-entry contract in the road tolling industry.

CGD Systems sales were positively affected by increases in sales from acquired businesses. Sales from recent CGD Systems acquisitions for the third quarter of fiscal 2017 were $28.4 million compared to $14.3 million for the third quarter last year, and $69.2 million for the first nine months of fiscal 2017 compared to $28.0 million for the first nine months last year.  Operating income for the quarter and nine-month period benefitted from a gain recognized in the third quarter this year of $8.0 million related to the approval of a contract adjustment with the U.S. Navy for a virtual training system. The improvement in CGD Systems operating results for the first nine months of the fiscal year was primarily driven by the effects of accounting for business acquisitions in fiscal 2016 and 2017. Including the impacts of business acquisition accounting and amortization expense, businesses acquired in fiscal years 2017 and 2016 had operating income of $0.9 million for the third quarter of fiscal 2017 compared to an operating loss of $4.1 million in the third quarter of fiscal 2016. Acquired businesses incurred an operating loss of $6.5 million in the first nine months of 2017 compared to $26.8 million in the first nine months of 2016. Included in the operating loss for the first nine months of fiscal year 2016 are business acquisition transaction costs of $27.0 million. In addition, CGD Systems increased R&D expenditures in fiscal 2017, primarily for the development of innovative ground live and virtual training technologies.

Cubic Global Defense Services (CGD Services) sales for the third quarter and first nine months of fiscal 2017 were lower primarily due to decreased activity on U.S. Army contracts, excluding the contract with the Joint Readiness Training Center, as well as lower activity supporting Special Operations Forces training. The decrease in CGD Services operating income was primarily driven by the decreased activity on the U.S. Army and Special Operations Forces training contracts noted immediately above. In addition, certain contracts that were retained after re-compete were won in the first quarter of fiscal 2017 at reduced pricing.  These reductions in operating profit were partially offset by a decrease in the amortization expense on purchased intangible assets which are amortized based upon accelerated methods.

Conference Call

Cubic management will host a conference call to discuss the company’s  third quarter and first nine months of fiscal 2017 results today, Thursday,  August 3  at 4:30 p.m. EDT/1:30 p.m. PDT, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•	(877) 407‑9708 for domestic callers
•	(201) 689‑8259 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com. Please visit the website at least 15 minutes prior to the call in order to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the “Investor Relations” tab of Cubic’s website.

About Cubic Corporation

Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense training and secure communications markets. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based training solutions, special operations and intelligence for the U.S. and allied forces. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; our expectations regarding organic growth in the near term; and the use of our technologies on a transportation contract that is expected to be awarded later in fiscal 2017. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; the effect of sequestration on our contracts; our assumptions concerning behavior by public transit authorities; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; our failure to properly implement our ERP system; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10‑K and Quarterly Reports on Form 10‑Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, gains and losses on disposals of fixed assets, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the company’s  core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income (loss), which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$(24,364)	$9,228	$(21,957)	$4,498

Add:
Interest expense, net	11,483	6,251	4,108	3,071
Income taxes	5,733	(20,281)	17,819	4,394
Depreciation and amortization	38,154	31,943	12,418	12,966
EBITDA	31,006	27,141	12,388	24,929

Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	(834)	27,633	(1,500)	3,678
ERP system development and supply chain process redesign expense	23,577	24,428	8,932	8,493
Restructuring costs	1,950	1,615	350	1,690
Loss on sale of fixed assets	405	—	—	—
Other non-operating expense (income), net	(722)	1,532	(1,667)	1,930
Adjusted EBITDA	$55,382	$82,349	$18,503	$40,720

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

(amounts in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales:
Products	$466,071	$451,329	$167,143	$170,566
Services	574,184	603,748	194,726	204,674
	1,040,255	1,055,077	361,869	375,240
Costs and expenses:
Products	334,590	328,422	120,575	108,785
Services	464,505	478,647	157,781	164,053
Selling, general and administrative expenses	183,208	206,897	60,094	68,632
Research and development	38,779	18,146	16,901	8,521
Amortization of purchased intangibles	25,093	24,620	7,865	9,666
Restructuring costs	1,950	1,615	350	1,690
	1,048,125	1,058,347	363,566	361,347

Operating income (loss)	(7,870)	(3,270)	(1,697)	13,893

Other income (expenses):
Interest and dividend income	719	1,152	249	415
Interest expense	(12,202)	(7,403)	(4,357)	(3,486)
Other income (expense), net	722	(1,532)	1,667	(1,930)

Income (loss) before income taxes	(18,631)	(11,053)	(4,138)	8,892

Income tax provision (benefit)	5,733	(20,281)	17,819	4,394

Net income (loss)	$(24,364)	$9,228	$(21,957)	$4,498

Net income (loss) per share:
Basic	$(0.90)	$0.34	$(0.81)	$0.17
Diluted	$(0.90)	$0.34	$(0.81)	$0.17

Dividends per common share	$0.14	$0.14	$—	$—

Weighted average shares used in per share calculations:
Basic	27,100	26,971	27,110	26,977
Diluted	27,100	27,010	27,110	27,058

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,	September 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$67,064	$197,127
Restricted cash	4,564	75,648
Marketable securities	13,060	12,996
Accounts receivable - net	361,843	382,581
Recoverable income taxes	4,951	9,706
Inventories - net	103,438	66,362
Other current assets	33,614	38,231
Total current assets	588,534	782,651

Long-term contract receivables	21,301	20,926
Long-term capitalized contract costs	58,694	65,382
Property, plant and equipment, net	107,910	96,316
Deferred income taxes	2,149	2,194
Goodwill	410,902	406,946
Purchased intangibles, net	103,623	123,403
Other assets	9,800	6,590
Total assets	$1,302,913	$1,504,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$104,000	$240,000
Trade accounts payable	62,002	81,172
Customer advances	56,277	49,481
Accrued compensation and other current liabilities	120,304	147,690
Income taxes payable	957	1,450
Current portion of long-term debt	452	450
Total current liabilities	343,992	520,243

Long-term debt	199,978	200,291
Other long-term liabilities	97,455	93,978

Shareholders’ equity:
Common stock	35,745	32,756
Retained earnings	784,992	813,035
Accumulated other comprehensive loss	(123,171)	(119,817)
Treasury stock at cost	(36,078)	(36,078)
Total shareholders’ equity	661,488	689,896
Total liabilities and shareholders’ equity	$1,302,913	$1,504,408

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating Activities:
Net income (loss)	$(24,364)	$9,228	$(21,957)	$4,498
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	38,154	31,943	12,418	12,966
Share-based compensation expense	3,826	6,916	469	2,828
Change in fair value of contingent consideration	(4,713)	(2,756)	(2,519)	(1,050)
Changes in operating assets and liabilities, net of effects from acquisitions	(29,417)	(39,892)	(16,731)	23,892
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(16,514)	5,439	(28,320)	43,134

Investing Activities:
Acquisition of businesses, net of cash acquired	(12,924)	(243,483)	—	—
Purchases of property, plant and equipment	(25,490)	(25,883)	(10,321)	(4,508)
Purchases of marketable securities	(18,944)	(21,802)	(189)	(7,116)
Proceeds from sales or maturities of marketable securities	18,944	36,923	6,441	7,053
Proceeds from sale of fixed assets	1,233	—	—	—
Purchase of non-marketable debt and equity securities	(2,200)	—	—	—
NET CASH USED IN INVESTING ACTIVITIES	(39,381)	(254,245)	(4,069)	(4,571)

Financing Activities:
Proceeds from short-term borrowings	93,080	263,300	23,800	10,000
Principal payments on short-term borrowings	(229,080)	(93,300)	(169,800)	(20,000)
Proceeds from long-term borrowings	—	75,000	—	—
Principal payments on long-term debt	(320)	(378)	(104)	(124)
Purchase of common stock	(2,449)	(1,658)	(94)	—
Proceeds in connection with the Company's employee stock purchase plan	1,712	—	279	—
Dividends paid	(3,679)	(3,641)	—	—
Contingent consideration payments related to acquisitions of businesses	(1,988)	(1,679)	—	—
Net change in restricted cash	71,084	(4,116)	72,597	(602)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(71,640)	233,528	(73,322)	(10,726)

Effect of exchange rates on cash	(2,528)	(29,759)	4,958	(13,206)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(130,063)	(45,037)	(100,753)	14,631

Cash and cash equivalents at the beginning of the period	197,127	218,476	167,817	158,808

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$67,064	$173,439	$67,064	$173,439

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire Vocality, net	$1,035	$—	$—	$—
Liability incurred to acquire GATR, net	$—	$7,651	$—	$—
Liability incurred to acquire TeraLogics, net	$—	$4,998	$—	$—
Liability incurred to acquire H4 Global, net	$—	$952	$—	$—